Exhibit 10.15

AGREEMENT AND RELEASE

This Agreement  (hereinafter “Agreement”) is made effective the 30th day of April, 2004 (hereinafter “Effective Date”) by and between James P. O’Donnell (hereinafter “Employee”) and ConAgra Foods Inc. (hereinafter “ConAgra”).  ConAgra and Employee are also referred to jointly as “The Parties”.

RECITALS

a.                                       In accordance with the terms of this Agreement, Employee is resigning from his current duties as CFO/Corporate Secretary effective April 30, 2004.

b.                                      ConAgra, in light of Employee’s years and level of service, wishes to provide employment and compensation as described in this Agreement.

c.                                       Employee is available to perform other duties and wishes to structure his remaining employment with ConAgra so as to qualify for certain benefits in lieu of separation or severance payments.

d.                                      The Parties wish to set forth their Agreement with respect to Employee’s resignation from his current duties as CFO/Corporate Secretary.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1.             Resignation from Current Employment.  Employee confirms his resignation as CFO/Corporate Secretary as of April 30, 2004, and in order to facilitate an orderly transition of some of Employee’s other duties, he will continue in his Executive Vice President position and will receive his current compensation and benefits through May 28, 2004.  Between the Effective Date and May 28, 2004, Employee will assist in the transition of his other duties including any subsidiary officer and director positions.  After May 28, 2004, Employee shall be available for other duties as set forth in this Agreement.

2.                                       Compensation/Commitments.

a.             Employee’s current compensation and benefit package will continue through the end of ConAgra’s current fiscal year (2004) and include the fiscal year (2004) bonus.

b.             During ConAgra’s 2005 and 2006 fiscal years, Employee shall receive, as compensation, his present base salary.  Payment shall be made in accordance with the Company’s normal payroll practices.  In addition, Employee shall be entitled to the benefits set forth in this Section 2, including the medical and dental benefits set forth in subparagraph (e) below and the vesting benefits set forth in subparagraph (f) below.  Except as set forth in this Section 2 or as otherwise required by applicable law, Employee shall not be entitled to any other fringe benefits.

c.             During ConAgra’s 2007 and 2008 fiscal years, Employee shall receive, as compensation, a salary of four thousand dollars ($4,000.00) per month.  Payment shall be made in accordance with the Company’s normal payroll practices.  In addition, Employee shall be entitled to the benefits set forth in this Section 2, including the medical and dental benefits set forth in subparagraph (e) below and the vesting benefits set forth in subparagraph (f) below.  Except as set forth in this Section 2 or as otherwise required by applicable law, Employee shall not be entitled to any other fringe benefits.

Exhibit 10.15

d.             Employee shall report to ConAgra’s Chief Executive Officer, or his designee, and shall provide advisory services concerning banking and lender relationships, insurance, rating agencies, commodity risk management, capital markets, and such other services and advice as might be reasonably requested.

e.             Throughout his remaining employment, Employee shall be eligible to continue his current medical and dental coverage at his current level of coverage for Employee and his dependents at active employee premium rates.  At the completion of his employment, Employee shall be eligible to continue benefits under the provisions of COBRA.

f.              During the period of Employee’s remaining employment, through June 1, 2008, consistent with the: (i) ConAgra 1995 Stock Plan, 2000 Stock Plan and the Stock Option Agreements with the Employee; (ii) ConAgra Long-Term Senior Management Incentive Plan (LTSMIP); (iii) ConAgra Corporate Management Incentive Plan (MIP); and (iv) ConAgra Foods, Inc. Pension Plan for Salaried Employees and Supplemental Retirement Plan (Pension Plan), he shall continue to vest with respect to stock options, restricted shares, LTSMIP and pension.  All unvested LTSMIP shares outstanding will vest at that time.

g.             Employee will be reimbursed for reasonable expenses incurred during the performance of services under this Agreement.

h.             During the employment period covered by this Agreement, ConAgra will maintain Director and Officer insurance coverage for Employee consistent with that provided to all other then-current ConAgra directors and officers.

i.              Full indemnity for Employee will, as permitted by law, continue to be afforded to Employee for and in consideration with Employee’s entire employment period with ConAgra.

3.                                       Obligations.  In consideration of the benefits provided to Employee by ConAgra, as set forth in this Agreement, and in addition to the duties described above, during his employment, and for no further compensation for a reasonable period thereafter not to exceed two years, Employee agrees to be reasonably available to ConAgra and will:

a.             Personally provide reasonable assistance and cooperation in providing or obtaining information for ConAgra, and its representatives, concerning any ConAgra related matter about which Employee is knowledgeable.

b.             Personally provide to ConAgra, or its representatives, reasonable assistance and cooperation in activities related to the prosecution or defense of any pending or future lawsuits, claims, allegations or inquiries involving ConAgra, or any of its affiliates.

c.             Promptly notify the ConAgra if Employee receives any request from anyone other than ConAgra for any information regarding or related to ConAgra.

d.             Refrain from engaging in any conduct, or making comments, or statements, the purpose or effect of which is to harm the reputation, good will, or commercial interests of ConAgra, or any of its affiliates. Employee is not, however, precluded from reporting to or cooperating with any governmental agencies, including the Securities and Exchange Commission (“SEC”) in its investigation of ConAgra Foods, Inc. and/or United Agri Products.

e.             Refrain from providing any information related to any claim or potential litigation against ConAgra, or its affiliates to any non-ConAgra representatives, without either ConAgra’s written permission or being required to provide information pursuant to legal process. Employee is not, however, precluded from reporting to or cooperating with any governmental agencies,

Exhibit 10.15

including the Securities and Exchange Commission (“SEC”) in its investigation of ConAgra Foods, Inc. and/or United Agri Products.

f.              If required by law to provide sworn testimony on ConAgra or affiliate-related matters, Employee will consult with and have ConAgra-designated legal counsel present for such testimony.  ConAgra will be responsible for the costs of such designated counsel and Employee will bear no cost for same.  Employee will confine his testimony to items about which he has actual knowledge rather than speculation, unless otherwise directed by legal process.

g.             From and after June 1, 2010, to the extent Employee’s assistance and cooperation are reasonably required by ConAgra in connection with any matter, including but not limited to those matters described in this Section 3, Employee will be compensated at a rate of $100 per hour.

h.             Employee will be reimbursed for all out-of-pocket expenses incurred in the performance of his obligation under this Section 3, subject to applicable ConAgra business expense policies and procedures.

4.             Release and Covenant Not to Sue.

a.             In consideration of the terms of this Agreement, Employee hereby knowingly, voluntarily and unconditionally releases, acquits, and forever discharges ConAgra, its successors and related entities, including but not limited to all past and present respective owners, officers, directors, management, supervisors, agents, employees, attorneys, and all related persons or entities (collectively referred to as “Parties Released”) from any and all “Claims” (as specifically defined below) of any type whatsoever, arising on or prior to the effective date of this Agreement, including but not limited to, all Claims arising out of or related to Employee’s employment or separation from employment.

b.             For the purpose of this Agreement, “Claims” means all of the rights which Employee has now, or at any time had or claimed to have, which were known or unknown, which were or could have been asserted, of any type whatsoever, involving or related to the Parties Released, including, but not limited to, Claims for breach of contract, whether express or implied, wrongful termination based on public policy or other noncontractual allegations, claims arising out of the Americans With Disabilities Act,  the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the 1964 Civil Rights Act, the 1991 Civil Rights Act, Rehabilitation Act, the Family and Medical Leave Act, 42 U.S.C. § 1981 and 1983, State fair employment practices law, State wage payment and collection laws, or alleged violations of any other federal, state or local laws, regulations or ordinances, and any and all other common law, tort, constitutional, public policy or contract-related claims including, but not limited to, all claims of discrimination based on disability, gender, race, color, national origin, religion, age, retaliation, veteran’s status or any other protected status created by state or federal statute, regulation or decision based on participation in or support of any Claim described above, or for offering any testimony or participating in any legal proceeding, whether formal or informal, for opposing any corporate policies or practices of any types, or other Claims for unlawful employment compensation, or personnel practices, or other related practices or conduct.

c.             At the completion of the four (4) year period of employment set out above, Employee agrees to sign a separate Agreement with language as set forth in this subsection for the express purpose of releasing ConAgra from any claims which might arise from the Effective Date to the date of the completion of his employment.

d.             This Release is mutual, and ConAgra hereby releases Employee from all claims and to the same extent as described in this Section 4.

Exhibit 10.15

5.             No Disparaging Remarks.  Employee hereby covenants that he shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning ConAgra, or any of its products, services, businesses or activities.  ConAgra hereby covenants that its officers, directors and members of senior management (while in the employ of ConAgra) shall not, directly or indirectly, make or solicit or encourage or authorize others to make or solicit any disparaging remarks concerning Employee.  The Parties acknowledge and agree that the restrictions of this provision shall not apply to statements made under oath or otherwise compelled by law.

6.             Representations and Warranties.  The Parties represent, warrant, agree and shall be estopped to deny each of the following:

a.             That they have received independent legal advice from their counsel with respect to the advisability of executing this Agreement, including the above releases with respect to the “Claims”, as described above;

b.             That they understand their right to or have had a reasonable opportunity to review and consider this Agreement and that they have read and understood the terms of the Agreement;

c.             That Employee has consulted independent legal counsel prior to executing this Agreement;

d.             That in executing this Agreement, Employee is not relying upon any statement, representation or promise of ConAgra, its agents, representatives or counsel other than as expressly set forth in this Agreement;

e.             That the Employee is the sole owner of all Claims that are being released in this Agreement, and has never assigned any of said Claims to any other party; and

f.              That the party signing on behalf of ConAgra is fully authorized to sign on its behalf.

7.             Amendment.  This Agreement may be modified only by written agreement of all of the Parties.

8.             Execution in Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one Agreement to be effective on the date first written above.

9.             Governing Law.  This Agreement is made and entered into in the State of Nebraska and shall in all respects be construed, interpreted, enforced and governed under and by the laws of the State of Nebraska.

10.           Severability.  Should any part, term, condition or provision of this Agreement be declared or determined by any court to be illegal or unenforceable, the validity of remaining parts, terms, conditions, or provisions shall not be affected thereby and said illegal, invalid or unenforceable part, term, condition or provision shall be deemed not to be a part of this Agreement.  The obligations set forth in this Agreement are independent of one another, in that a breach of any one provision or a waiver of any one provision does not extinguish or waive any duties or rights set forth in any other provision of this Agreement.

11.           Integrated Agreement.  This Agreement and all documents specifically referenced herein represent the entire understanding between the Parties with respect to the matters referred to in this Agreement.  No other representations, covenants, undertakings, or prior or contemporaneous Agreements, oral or written, regarding such matters which are not specifically contained and/or incorporated in this Agreement shall be

Exhibit 10.15

deemed, in any way to exist or bind any of the Parties.  Each of the Parties acknowledges that they have not been induced to enter into this Agreement and has not executed this Agreement in reliance upon any promises, representations, warranties or statements except as specifically set forth in this Agreement.  THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS INTENDED TO BE AND IS AN INTEGRATED AGREEMENT.

12.           Interpretation.  This Agreement has been jointly negotiated and drafted by the Parties, both of whom have had the opportunity to be represented or have been represented by counsel.  The rule that ambiguities should be construed against the party drafting this Agreement shall therefore not apply.  The language of this Agreement shall be construed as a whole according to its fair meaning and in accordance with its purposes and without regard to who may have drafted any particular provision.  The section titles throughout this Agreement are for convenience only and shall not be referred to in the interpretation of this Agreement.

13.           Consideration-Waiver of Claims.

a.             Employee has read and understands this Agreement, has sought legal counsel and has considered the right to refuse to enter into the Agreement.

b.             Employee does not waive any rights or claims which may arise after the date of this Agreement.

c.             Employee acknowledges the adequacy and sufficiency of the consideration received in exchange for the waivers of rights and Claims described herein.

14.           Confidentiality.  Employee agrees that (a) this Agreement, and (b) all the terms and conditions of this Agreement, shall be deemed confidential and shall not be disclosed or commented upon to third parties by him or his family members except (i) to accountants, tax preparers, and attorneys as necessary to obtain advice (ii) as may be required by court order, (iii) as necessary to enforce this Agreement in court, (iv) as necessary in response to official government inquiry, or (v) as agreed by the Parties in writing.  In the event of any disclosure to accountants, tax preparers, and attorneys such accountants, tax preparers, and attorneys will be specifically informed by Employee of this confidentiality provision and shall be bound by the terms of this confidentiality provision.  Any breach of this provision by any such accountants, tax preparers, or attorneys shall be deemed a breach by the party engaging the accountant, tax preparer or attorney.  The Parties may not state, or disclose anything further in any way or manner regarding (a) this Agreement, including its existence, and (b) any terms contained herein, unless required by law or court order.

15.           Confidential Information.  As an employee of ConAgra, Employee agrees that ConAgra has developed and continues to develop and use commercially valuable confidential and/or proprietary technical and non-technical information which is vital to the success of ConAgra’s business, and furthermore, that ConAgra utilizes confidential information, trade secrets and proprietary customer information in promoting and selling its products and services.  For purposes of this Agreement, Employee acknowledges that “Confidential Information” means: marketing plans, ConAgra’s commodity market positions, grain trades and strategy, budgets; long-range plans; customer information; sales data; personnel information; privileged information; or other information used by or concerning ConAgra, where such information is not publicly available, or has been treated as confidential.  Employee agrees that from this time forward he will not, either directly or indirectly, disclose, or use for the benefit of any person, firm, corporation or other business organization or yourself, any “Confidential Information” related to ConAgra or its affiliates.

16.           Noncompetition Restrictions.  In order to further protect Company and its affiliates against disclosure of such trade secrets and confidential information referred to in Sections 13 and 14 of this Agreement, and against the unfair loss of employees, customers or customers’ good will, Employee shall not, from the date hereto through June 1, 2008 (other than in connection with his performance hereunder)

Exhibit 10.15

associate in any capacity, whether as a promoter, owner, officers, director, employee, partner, lessee, lessor, lender, agent, consultant, broker, commissioned salesman or otherwise, in any business which competes with Employer or its subsidiaries.  In the event of a breach of this Paragraph, all payments set forth in Paragraph 2 shall cease.

Employee understands that he may take up to twenty-one (21) days to decide whether to accept this agreement.  If Employee does accept, he understands that he has seven (7) more days (Revocation Period) to change his mind and so advise ConAgra, in writing.  Employee may also consult with his personal attorney before signing.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS CONFIDENTIAL AGREEMENT AND MUTUAL RELEASE, THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, HAS BEEN FULLY ADVISED BY COUNSEL, AND THAT HE EXECUTES THE SAME AND MAKES THE SETTLEMENT PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, this Agreement is deemed executed and effective as of April 30, 2004.

James P. O’Donnell	ConAgra Foods, Inc.
/s/James P. O’Donnell	By:	/s/ Owen C. Johnson
	Title:	Executive Vice President, Organization and Administration
Printed Name: Owen C. Johnson

SUBSCRIBED AND SWORN to before me on this 30th day of July, 2004.

/s/ Brenda L. Frederick
Notary Public

My commission expires:  March 5, 2008